Exhibit 10.15

FORM OF INDEMNIFICATION AGREEMENT

This INDEMNIFICATION AGREEMENT (this “Agreement”) is entered into as of ____________, 20__ (the “Effective Date”), by and among FREEHOLD PROPERTIES, INC., a Maryland corporation (the “Company” or the “Indemnitor”) and [                   ] (the “Indemnitee”).

WHEREAS, the Indemnitee is an officer [or][and] a member of the Board of Directors of the Company and in such [capacity][capacities] is performing a valuable service for the Company;

WHEREAS, Maryland law permits the Company to enter into contracts with its officers or members of its Board of Directors with respect to indemnification of, and advancement of expenses to, such persons;

WHEREAS, the Articles of Amendment and Restatement of the Company (the “Charter”) provide that the Company shall indemnify and advance expenses to its directors and officers to the maximum extent permitted by Maryland law in effect from time to time;

WHEREAS, the Amended and Restated Bylaws of the Company (the “Bylaws”) provide that each director and officer of the Company shall be indemnified by the Company to the maximum extent permitted by Maryland law in effect from time to time and shall be entitled to advancement of expenses consistent with Maryland law; and

WHEREAS, to induce the Indemnitee to provide services to the Company as an officer [or][and] a member of the Board of Directors, and to provide the Indemnitee with specific contractual assurance that indemnification will be available to the Indemnitee regardless of, among other things, any amendment to or revocation of the Charter or the Bylaws, or any acquisition transaction relating to the Company, the Indemnitor desires to provide the Indemnitee with protection against personal liability as set forth herein.

NOW, THEREFORE, in consideration of the premises and the covenants contained herein, the Indemnitor and the Indemnitee hereby agree as follows:

1.	DEFINITIONS.

For purposes of this Agreement:

(a)               “Change in Control” shall have the meaning ascribed to it by the Freehold Properties, Inc. Equity Incentive Plan or any equity incentive or stock compensation plan adopted by the Board of Directors and approved by the stockholders of the Company that may later replace the Freehold Properties, Inc. Equity Incentive Plan.

(b)               “Corporate Status” describes the status of a person who is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, partner (limited or general), member, director, employee or agent of any other foreign or domestic corporation, partnership, joint venture, limited liability company, trust, other enterprise (whether conducted for profit or not for profit) or employee benefit plan. The Company shall be deemed to have requested the Indemnitee to serve an employee benefit plan where the performance of the Indemnitee’s duties to the Company also imposes or imposed duties on, or otherwise involves or involved services by, the Indemnitee to the plan or participants or beneficiaries of the plan.

(c)               “Expenses” shall include all attorneys’ and paralegals’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, or being or preparing to be a witness in a Proceeding. Expenses shall also include Expenses incurred in connection with any appeal resulting from any Proceeding, including, without limitation, the premium, security for and other costs relating to any cost bond, supersedeas bond or other appeal bond or its equivalent.

(d)               “Proceeding” includes any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation (including any internal investigation), administrative hearing, or any other proceeding, including appeals therefrom, whether civil, criminal, administrative, or investigative, except one (i) initiated by the Indemnitee pursuant to paragraph 8 of this Agreement to enforce such Indemnitee’s rights under this Agreement or (ii) pending or completed on or before the Effective Date, unless otherwise specifically agreed in writing by the Company and the Indemnitee. If the Indemnitee reasonably believes that a given situation may lead to or culminate in the institution of a Proceeding, such situation shall also be considered a Proceeding.

(e)               “Special Legal Counsel” means a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither presently is, or in the past two years has been, retained to represent (i) the Indemnitor or the Indemnitee in any matter material to either such party, or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Special Legal Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or the Indemnitee in an action to determine the Indemnitee’s rights under this Agreement, unless such conflict of interest is waived by both the Company and the Indemnitee.

2.	INDEMNIFICATION.

The Indemnitee shall be entitled to the rights of indemnification provided in this paragraph 2 and under applicable law, the Charter, the Bylaws, any other agreement, a vote of stockholders or resolution of the Board of Directors or otherwise if, by reason of such Indemnitee’s Corporate Status, such Indemnitee is, or is threatened to be made, a party to any threatened, pending, or completed Proceeding, including a Proceeding by or in the right of the Company. Unless prohibited by paragraph 14 hereof and subject to the other provisions of this Agreement, the Indemnitee shall be indemnified hereunder to the maximum extent permitted by Maryland law in effect on the Effective Date and as amended from time to time (provided, however, that no change in Maryland law shall have the effect of reducing the benefits available to the Indemnitee hereunder based on Maryland law as in effect on the Effective Date) against judgments, penalties, fines, liabilities, and settlements and reasonable Expenses actually incurred by or on behalf of such Indemnitee in connection with such Proceeding or any claim, issue or matter therein; provided, however, that if such Proceeding was initiated by or in the right of the Company, indemnification may not be made in respect of such Proceeding if the Indemnitee shall have been finally adjudged to be liable to the Company. For purposes of this paragraph 2, excise taxes assessed on the Indemnitee with respect to an employee benefit plan pursuant to applicable law shall be deemed fines.

3.	EXPENSES OF A SUCCESSFUL PARTY.

Without limiting the effect of any other provision of this Agreement, including the rights provided for in paragraphs 2 and 4 hereof, and without regard to the provisions of paragraph 6 hereof, to the extent that the Indemnitee is, by reason of such Indemnitee’s Corporate Status, a party to and is successful, on the merits or otherwise, in any Proceeding pursuant to a final non-appealable order, such Indemnitee shall be indemnified against all reasonable Expenses actually incurred by or on behalf of such Indemnitee in connection therewith. If the Indemnitee is not wholly successful in such Proceeding pursuant to a final non-appealable order but is successful, on the merits or otherwise, as to one or more but less than all claims, issues, or matters in such Proceeding pursuant to a final non-appealable order, the Indemnitor shall indemnify the Indemnitee against all reasonable Expenses actually incurred by or on behalf of such Indemnitee in connection with each successfully resolved claim, issue or matter. For purposes of this paragraph and without limitation, the termination of any claim, issue or matter in such Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

4.	ADVANCEMENT OF EXPENSES.

Notwithstanding anything in this Agreement to the contrary, but subject to paragraph 14 hereof, if the Indemnitee is or was or becomes a party to or is otherwise involved in any Proceeding (including as a witness), or is or was threatened to be made a party to or a participant (including as a witness) in any such Proceeding, by reason of the Indemnitee’s Corporate Status, or by reason of (or arising in part out of) any actual or alleged event or occurrence related to the Indemnitee’s Corporate Status, or by reason of any actual or alleged act or omission on the part of the Indemnitee taken or omitted in or relating to the Indemnitee’s Corporate Status, then the Indemnitor shall advance all reasonable Expenses incurred by the Indemnitee in connection with any such Proceeding within twenty (20) days after the receipt by the Indemnitor of a statement from the Indemnitee requesting such advance from time to time, whether prior to or after final disposition of such Proceeding; provided that, such statement shall reasonably evidence the Expenses incurred or to be incurred by the Indemnitee and shall include or be preceded or accompanied by (i) a written affirmation by the Indemnitee of the Indemnitee’s good faith belief that the standard of conduct necessary for indemnification by the Indemnitor as authorized by this Agreement has been met and (ii) a written undertaking by or on behalf of the Indemnitee to repay the amounts advanced if it should ultimately be determined that the standard of conduct has not been met. The undertaking required by clause (ii) of the immediately preceding sentence shall be an unlimited general obligation of the Indemnitee but need not be secured and may be accepted without reference to financial ability to make the repayment.

5.	WITNESS EXPENSES.

Notwithstanding any other provision of this Agreement, to the extent that the Indemnitee is, by reason of such Indemnitee’s Corporate Status, a witness for any reason in any Proceeding to which such Indemnitee is not a named defendant or respondent, such Indemnitee shall be indemnified by the Indemnitor against all Expenses actually incurred by or on behalf of such Indemnitee in connection therewith.

6.	DETERMINATION OF ENTITLEMENT TO AND AUTHORIZATION OF INDEMNIFICATION.

(a)               To obtain indemnification under this Agreement, the Indemnitee shall submit to the Indemnitor a written request, including therewith such documentation and information reasonably necessary to determine whether and to what extent the Indemnitee is entitled to indemnification.

(b)               Indemnification under this Agreement may not be made unless authorized for a specific Proceeding after a determination has been made in accordance with this paragraph 6(b) that indemnification of the Indemnitee is permissible in the circumstances because the Indemnitee has met the following standard of conduct: the Indemnitor shall indemnify the Indemnitee in accordance with the provisions of paragraph 2 hereof, unless it is established that: (a) the act or omission of the Indemnitee was material to the matter giving rise to the Proceeding and (x) was committed in bad faith or (y) was the result of active and deliberate dishonesty; (b) the Indemnitee actually received an improper personal benefit in money, property or services; or (c) in the case of any criminal proceeding, the Indemnitee had reasonable cause to believe that the act or omission was unlawful. Upon receipt by the Indemnitor of the Indemnitee’s written request for indemnification pursuant to subparagraph 6(a), a determination as to whether the applicable standard of conduct has been met shall be made within the period specified in paragraph 6(e): (i) if a Change in Control shall have occurred, by Special Legal Counsel in a written opinion to the Board of Directors, a copy of which shall be delivered to the Indemnitee, with Special Legal Counsel selected by the Indemnitee (the Indemnitee shall give prompt written notice to the Indemnitor advising the Indemnitor of the identity of the Special Legal Counsel so selected); or (ii) if a Change in Control shall not have occurred, (A) by the Board of Directors by a majority vote of a quorum consisting of directors not, at the time, parties to the Proceeding, or, if such quorum cannot be obtained, then by a majority vote of a committee of the Board of Directors consisting solely of two or more directors not, at the time, parties to such Proceeding and who were duly designated to act in the matter by a majority vote of the full Board of Directors in which the designated directors who are parties may participate, (B) if the requisite quorum of the full Board of Directors cannot be obtained therefor and the committee cannot be established (or, even if such quorum is obtainable or such committee can be established, if such quorum or committee so directs), by Special Legal Counsel in a written opinion to the Board of Directors, a copy of which shall be delivered to Indemnitee, with Special Legal Counsel selected by the Board of Directors or a committee of the Board of Directors by vote as set forth in clause (ii)(A) of this paragraph 6(b) (or, if the requisite quorum of the full Board of Directors cannot be obtained therefor and the committee cannot be established, by a majority of the full Board of Directors in which directors who are parties to the Proceeding may participate) (if the Indemnitor selects Special Legal Counsel to make the determination under this clause (ii), the Indemnitor shall give prompt written notice to the Indemnitee advising him or her of the identity of the Special Legal Counsel so selected) or (C) if so directed by a majority of the members of the Board of Directors, by the stockholders of the Company. If it is so determined that the Indemnitee is entitled to indemnification, payment to the Indemnitee shall be made within ten (10) days after such determination. Authorization of indemnification and determination as to reasonableness of Expenses shall be made in the same manner as the determination that indemnification is permissible. However, if the determination that indemnification is permissible is made by Special Legal Counsel under clause (ii)(B) above, authorization of indemnification and determination as to reasonableness of Expenses shall be made in the manner specified under clause (ii)(B) above for the selection of such Special Legal Counsel.

(c)               The Indemnitee shall cooperate with the person or entity making such determination with respect to the Indemnitee’s entitlement to indemnification, including providing upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to the Indemnitee and reasonably necessary to such determination. Any reasonable costs or expenses (including reasonable attorneys’ fees and disbursements) incurred by the Indemnitee in so cooperating shall be borne by the Indemnitor (irrespective of the determination as to the Indemnitee’s entitlement to indemnification) and the Indemnitor hereby indemnifies and agrees to hold the Indemnitee harmless therefrom.

(d)               In the event the determination of entitlement to indemnification is to be made by Special Legal Counsel pursuant to paragraph 6(b) hereof, the Indemnitee, or the Indemnitor, as the case may be, may, within seven days after such written notice of selection shall have been given, deliver to the Indemnitor or to the Indemnitee, as the case may be, a written objection to such selection. Such objection may be asserted only on the grounds that the Special Legal Counsel so selected does not meet the requirements of “Special Legal Counsel” as defined in paragraph 1 of this Agreement. If such written objection is made, the Special Legal Counsel so selected may not serve as Special Legal Counsel until a court has determined that such objection is without merit. If, within twenty (20) days after submission by the Indemnitee of a written request for indemnification pursuant to paragraph 6(a) hereof, no Special Legal Counsel shall have been selected or, if selected, shall have been objected to, either the Indemnitor or the Indemnitee may petition a court for resolution of any objection which shall have been made by the Indemnitor or the Indemnitee to the other’s selection of Special Legal Counsel and/or for the appointment as Special Legal Counsel of a person selected by the court or by such other person as the court shall designate, and the person with respect to whom an objection is so resolved or the person so appointed shall act as Special Legal Counsel under paragraph 6(b) hereof. The Indemnitor shall pay all reasonable fees and expenses of Special Legal Counsel incurred in connection with acting pursuant to paragraph 6(b) hereof, and all reasonable fees and expenses incident to the selection of such Special Legal Counsel pursuant to this paragraph 6(d). In the event that a determination of entitlement to indemnification is to be made by Special Legal Counsel and such determination shall not have been made and delivered in a written opinion within ninety (90) days after the receipt by the Indemnitor of the Indemnitee’s request in accordance with paragraph 6(a), upon the due commencement of any judicial proceeding in accordance with paragraph 8(a) of this Agreement, Special Legal Counsel shall be discharged and relieved of any further responsibility in such capacity.

(e)               If the person or entity making the determination whether the Indemnitee is entitled to indemnification shall not have made a determination within forty-five (45) days after receipt by the Indemnitor of the request therefor, the requisite determination of entitlement to indemnification shall be deemed to have been made and the Indemnitee shall be entitled to such indemnification, absent: (i) a misstatement by the Indemnitee of a material fact, or an omission of a material fact necessary to make the Indemnitee’s statement not materially misleading, in connection with the request for indemnification, or (ii) a prohibition of such indemnification under applicable law. Such 45-day period may be extended for a reasonable time, not to exceed an additional fifteen (15) days, if the person or entity making said determination in good faith requires additional time for the obtaining or evaluating of documentation and/or information relating thereto. The foregoing provisions of this paragraph 6(e) shall not apply: (i) if the determination of entitlement to indemnification is to be made by the stockholders and if within fifteen (15) days after receipt by the Indemnitor of the request for such determination the Board of Directors resolves to submit such determination to the stockholders for consideration at an annual or special meeting thereof to be held within seventy-five (75) days after such receipt and such determination is made at such meeting, or (ii) if the determination of entitlement to indemnification is to be made by Special Legal Counsel pursuant to paragraph 6(b) of this Agreement.

7.	PRESUMPTIONS.

(a)               In making a determination with respect to entitlement or authorization of indemnification hereunder, the person or entity making such determination shall presume that the Indemnitee is entitled to indemnification under this Agreement and the Indemnitor shall have the burden of proof to overcome such presumption.

(b)               The termination of any Proceeding by conviction, or upon a plea of nolo contendere or its equivalent, or an entry of an order of probation prior to judgment, creates a rebuttable presumption that the Indemnitee did not meet the requisite standard of conduct described herein for indemnification.

8.	REMEDIES.

(a)               In the event that: (i) a determination is made in accordance with the provisions of paragraph 6 that the Indemnitee is not entitled to indemnification under this Agreement, or (ii) advancement of reasonable Expenses is not timely made pursuant to this Agreement, or (iii) payment of indemnification due the Indemnitee under this Agreement is not timely made, the Indemnitee shall be entitled to an adjudication in an appropriate court of competent jurisdiction of such Indemnitee’s entitlement to such indemnification or advancement of Expenses.

(b)               In the event that a determination shall have been made pursuant to paragraph 6 of this Agreement that the Indemnitee is not entitled to indemnification, any judicial proceeding commenced pursuant to this paragraph 8 shall be conducted in all respects as a de novo trial on the merits. The fact that a determination had been made earlier pursuant to paragraph 6 of this Agreement that the Indemnitee was not entitled to indemnification shall not be taken into account in any judicial proceeding commenced pursuant to this paragraph 8 and the Indemnitee shall not be prejudiced in any way by reason of that adverse determination. In any judicial proceeding commenced pursuant to this paragraph 8, the Indemnitor shall have the burden of proving that the Indemnitee is not entitled to indemnification or advancement of Expenses, as the case may be.

(c)               If a determination shall have been made or deemed to have been made pursuant to this Agreement that the Indemnitee is entitled to indemnification, the Indemnitor shall be bound by such determination in any judicial proceeding commenced pursuant to this paragraph 8, absent: (i) a misstatement by the Indemnitee of a material fact, or an omission of a material fact necessary to make the Indemnitee’s statement not materially misleading, in connection with the request for indemnification, or (ii) a prohibition of such indemnification under applicable law.

(d)               The Indemnitor shall be precluded from asserting in any judicial proceeding commenced pursuant to this paragraph 8 that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate in any such court that the Indemnitor is bound by all the provisions of this Agreement.

(e)               In the event that the Indemnitee, pursuant to this paragraph 8, seeks a judicial adjudication of such Indemnitee’s rights under, or to recover damages for breach of, this Agreement, if successful on the merits or otherwise as to all or less than all claims, issues or matters in such judicial adjudication, the Indemnitee shall be entitled to recover from the Indemnitor, and shall be indemnified by the Indemnitor against, any and all reasonable Expenses actually incurred by such Indemnitee in connection with each successfully resolved claim, issue or matter.

9.	NOTIFICATION AND DEFENSE OF CLAIMS.

The Indemnitee agrees promptly to notify the Indemnitor in writing upon being served with any summons, citation, subpoena, complaint, indictment, information, or other document relating to any Proceeding or matter which may be subject to indemnification or advancement of Expenses covered hereunder, but the failure so to notify the Indemnitor will not relieve the Indemnitor from any liability that the Indemnitor may have to Indemnitee under this Agreement unless the Indemnitor is materially prejudiced thereby. With respect to any such Proceeding as to which Indemnitee notifies the Indemnitor of the commencement thereof:

(a)               The Indemnitor will be entitled to participate therein at its own expense.

(b)               Except as otherwise provided below, the Indemnitor will be entitled to assume the defense thereof, with counsel reasonably satisfactory to Indemnitee. After notice from the Indemnitor to Indemnitee of the Indemnitor’s election so to assume the defense thereof, the Indemnitor will not be liable to Indemnitee under this Agreement for any legal or other expenses subsequently incurred by Indemnitee in connection with the defense thereof other than reasonable costs of investigation or as otherwise provided below. Indemnitee shall have the right to employ Indemnitee’s own counsel in such Proceeding, but the fees and disbursements of such counsel incurred after notice from the Indemnitor of the Indemnitor’s assumption of the defense thereof shall be at the expense of Indemnitee unless (a) the employment of counsel by Indemnitee has been authorized by the Indemnitor, (b) the Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Indemnitor and the Indemnitee in the conduct of the defense of such action, (c) such Proceeding seeks penalties or other relief against the Indemnitee with respect to which the Indemnitor could not provide monetary indemnification to the Indemnitee (such as injunctive relief or incarceration) or (d) the Indemnitor shall not in fact have employed counsel to assume the defense of such action, in each of which cases the fees and disbursements of counsel shall be at the expense of the Indemnitor. The Indemnitor shall not be entitled to assume the defense of any Proceeding brought by or on behalf of the Indemnitor, or as to which Indemnitee shall have reached the conclusion specified in clause (b) above, or which involves penalties or other relief against Indemnitee of the type referred to in clause (c) above.

(c)               The Indemnitor shall not be liable to indemnify Indemnitee under this Agreement for any amounts paid in settlement of any action or claim effected without the Indemnitor’s written consent. The Indemnitor shall not settle any action or claim in any manner that would impose any penalty or limitation on Indemnitee without Indemnitee’s written consent. Neither the Indemnitor nor Indemnitee will unreasonably withhold or delay consent to any proposed settlement.

10.	MAINTENANCE OF LIABILITY INSURANCE

(a)               The Company will use its reasonable efforts to acquire directors and officers liability insurance (including “insuring clause A”, commonly known as “Side A Coverage”, or similar coverage pursuant to which the Indemnitee as an individual, and not the Company, is the insured party, with reasonable limits, retentions and other terms and conditions), on terms and conditions and in such amounts deemed appropriate by the Board, covering the Indemnitee or any claim made against the Indemnitee for service as a director or officer of the Company and covering the Company for any indemnification or advance of expenses made by the Company to the Indemnitee for any claims made against the Indemnitee for service as a director or officer of the Company. Without in any way limiting any other obligation under this Agreement, the Company shall indemnify the Indemnitee for any payment by the Indemnitee arising out of the amount of any deductible or retention and the amount of any excess of the aggregate of all judgments, penalties, fines, settlements and reasonable expenses incurred by the Indemnitee in connection with a Proceeding over the coverage of any insurance referred to in the previous sentence.

(b)               If, at the time of the receipt of a notice of a claim, the Company has directors’ and officers’ liability insurance in effect, the Company shall give prompt notice of the commencement of such proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of Indemnitee, all amounts payable as a result of such proceeding in accordance with the terms of such policies.

(c)               To the extent that the Company maintains an insurance policy or policies providing liability insurance for directors or officers of the Company, the Indemnitee shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available, and upon any “Change in Control”, the Company shall obtain continuation and/or “tail” coverage for the Indemnitee to the maximum amount obtainable at such time.

11.	NON-EXCLUSIVITY; SURVIVAL OF RIGHTS; INSURANCE SUBROGATION.

(a)               The rights of indemnification and to receive advancement of reasonable Expenses as provided by this Agreement shall not be deemed exclusive of any other rights to which the Indemnitee may at any time be entitled under applicable law, the Charter, the Bylaws, any other agreement, a vote of stockholders, a resolution of the Board of Directors or otherwise, except that any payments otherwise required to be made by the Indemnitor hereunder shall be offset by any and all amounts received by the Indemnitee from any other indemnitor or under one or more liability insurance policies maintained by an indemnitor or otherwise and shall not be duplicative of any other payments received by an Indemnitee from the Indemnitor in respect of the matter giving rise to the indemnity hereunder. No amendment, alteration or repeal of this Agreement or any provision hereof shall be effective as to the Indemnitee with respect to any action taken or omitted by the Indemnitee prior to such amendment, alteration or repeal.

(b)               In the event of any payment under this Agreement, the Indemnitor shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee, who shall execute all papers required and take all actions necessary to secure such rights, including execution of such documents as are necessary to enable the Indemnitor to bring suit to enforce such rights.

(c)               The Indemnitor shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder if and to the extent that the Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement, or otherwise.

12.	CONTINUATION OF INDEMNITY.

(a)               All agreements and obligations of the Indemnitor contained herein shall continue during the period the Indemnitee is an officer or a member of the Board of Directors of the Company and shall continue thereafter so long as the Indemnitee shall be subject to any threatened, pending or completed Proceeding by reason of such Indemnitee’s Corporate Status and during the period of statute of limitations for any act or omission occurring during the Indemnitee’s term of Corporate Status. This Agreement shall be binding upon the Indemnitor and its respective successors and assigns and shall inure to the benefit of the Indemnitee and such Indemnitee’s heirs, executors and administrators.

(b)               The Company shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all, substantially all or a substantial part, of the business and/or assets of the Company, by written agreement in form and substance reasonably satisfactory to the Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

13.	SEVERABILITY.

If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever, (i) the validity, legality, and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any paragraph of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby, and (ii) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any paragraph of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provisions held invalid, illegal or unenforceable.

14.	EXCEPTIONS TO RIGHT OF INDEMNIFICATION OR ADVANCEMENT OF EXPENSES.

Notwithstanding any other provisions of this Agreement, the Indemnitee shall not be entitled to indemnification or advancement of reasonable Expenses under this Agreement with respect to (i) any Proceeding initiated by such Indemnitee against the Indemnitor other than a proceeding commenced pursuant to paragraph 8 hereof, or (ii) to the extent applicable, any Proceeding for an accounting of profits arising from the purchase and sale by Indemnitee of securities of the Company in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended, rules and regulations promulgated thereunder, or any similar provisions of any federal, state or local statute.

15.	NOTICE TO THE COMPANY STOCKHOLDERS.

Any indemnification of, or advancement of reasonable Expenses, to an Indemnitee in accordance with this Agreement, if arising out of a Proceeding by or in the right of the Company, shall be reported in writing to the stockholders of the Company with the notice of the next Company stockholders’ meeting or prior to the meeting.

16.	HEADINGS.

The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

17.	MODIFICATION AND WAIVER.

No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by each of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

18.	NOTICES.

All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if (i) delivered by hand and receipted for by the party to whom said notice or other communication shall have been directed, (ii) delivered by e-mail or (iii) mailed by certified or registered mail with postage prepaid, on the third business day after the date on which it is so mailed, if so delivered or mailed, as the case may be, to the following addresses:

If to the Indemnitee, to the address set forth in the records of the

Company.

If to the Indemnitor, to:

Freehold Properties, Inc.

232 3rd Avenue N.

Franklin, Tennessee 37064

Attention: Chief Operating Officer

with a copy (which shall not constitute notice) to:

Morrison & Foerster LLP

2100 L St, NW

Suite 900

Washington, DC 20037

Attention: Andrew P. Campbell, Esq.

Email: andycampbell@mofo.com

or to such other address as may have been furnished to the Indemnitee by the Indemnitor or to the Indemnitor by the Indemnitee, as the case may be.

19.	GOVERNING LAW.

The parties agree that this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Maryland, without application of the conflict of laws principles thereof.

20.	NO ASSIGNMENTS.

The Indemnitee may not assign its rights or delegate obligations under this Agreement without the prior written consent of the Indemnitor. Any assignment or delegation in violation of this paragraph 20 shall be null and void.

21.	NO THIRD-PARTY RIGHTS.

Nothing expressed or referred to in this Agreement will be construed to give any person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions are for the sole and exclusive benefit of the parties to this Agreement and their successors and permitted assigns.

22.	COUNTERPARTS.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together constitute an agreement binding on all of the parties hereto.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

FREEHOLD PROPERTIES, INC.

By:
Name:
Title:

INDEMNITEE:

By:
Name:
Title:

[Signature Page to Indemnification Agreement]

Schedule A

Indemnitee	Date
Donald C. Brain	November 30, 2021
Jeffery C. Walraven	November 30, 2021
Louis S. Yi	November 30, 2021
Benjamin H. Hendren	November 30, 2021
John A. Travis	November 30, 2021
Randall L. Churchey	November 30, 2021
Terry Wheatley	November 30, 2021
Lori B. Wittman	November 30, 2021

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